EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
FEBRUARY 10, 2009		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
ANNOUNCES RECORD ANNUAL EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $724 million community bank holding company with six bank subsidiaries, reported annual net income of $7,536,000 for 2008 compared to $7,119,000 of net income reported in 2007, representing a 5.9% increase over the previous annual record in 2007. The increased earnings in 2008 were primarily the result of a 16.8% increase in net interest income, and a 14.4% increase in non-interest income, partially offset by a 21.1% increase in non-interest expenses and a $225,000 increase in the provision for loan losses.  These increases in 2008 reflect the acquisition of two banks during the second quarter.  Their operations are included in the operating results of Premier only after the date of acquisition, April 30, 2008.  On a per share basis, Premier earned $1.25 for the year 2008, an 8.1% decrease from the $1.36 per share earned for the full year 2007.  The decrease in earnings per share is a result of the additional shares of common stock issued to acquire the additional bank franchises in 2008.

For the quarter ending December 31, 2008, Premier realized income of $1,902,000, a 9.6% increase over the $1,736,000 of net income reported for the fourth quarter of 2007.  On a per share basis, Premier earned $0.30 per share during the fourth quarter 2008, a 9.1% decrease from the $0.33 per share earned during the fourth quarter 2007.  The increased quarterly earnings in 2008 were primarily the result of a 20.7% increase in net interest income and a 10.9% increase in non-interest income partially offset by a 23.5% increase in non-interest expenses and an $81,000 increase in the provision for loan losses.

President and CEO Robert W. Walker commented, “We are well pleased with the financial performance of the company for 2008 as we achieved our second consecutive record annual net income.  This accomplishment is especially gratifying given that many in the financial services industry are struggling to simply report a profit.  We are thankful that our conservative approach to investing and lending the funds our deposit customers entrust to us has positioned us to continue serving the credit needs of our communities and return a profit to our shareholders.  While Premier’s results are still subject to the strengths and weaknesses of our local and national economy, for the fourth consecutive year we have increased the company’s net interest income and non-interest income.  In 2008, these increases were largely due to our acquisitions of Citizens First Bank and Traders Bank.  We have since combined these two organizations into one bank and in 2009 we will work toward improving their efficiency and profitability.  Also in 2009, we will be working to complete the recently announced acquisition of Abigail Adams National Bancorp in Washington, DC.  We continue to be excited about our future and look toward meeting its challenges.  We believe our friendly, ‘down home’, community approach to banking helps us during all seasons of the economy as we strive to improve and expand our franchise.”

Net interest income for the quarter ending December 31, 2008 totaled $6.815 million, compared to $5.644 million of net interest income earned in the fourth quarter of 2007 and $7.177 million earned in the third quarter of 2008.  When compared to the fourth quarter of 2007, net interest income increased 20.7%, as the addition of Traders and Citizens First banks was partially offset by a 5.8% decrease in net interest income of Premier’s other five banks.  Total interest income in the fourth quarter of 2008 increased by $1.018 million or 11.7% when compared to the fourth quarter of 2007, as a $872,000 or 12.7% increase in interest income on loans and a $450,000 or 30.9% increase in interest income on investments was partially offset by a decrease in interest income on federal funds sold, down $299,000 or 82.8%.  Total interest expense in the fourth quarter of 2008 decreased by $153,000 or 5.0% when compared to the fourth quarter of 2007.  Interest on deposits, including the $630,000 of additional interest expense from the addition of Traders and Citizens First banks, decreased by $142,000 or 5.2% while interest on short-term funds and other borrowings decreased by $11,000 or 3.7%.

The $362,000 or 5.0% decrease in net interest income, when compared to the third quarter of 2008 (the prior calendar quarter), is largely due to decreases in interest income which were only partially offset by interest expense savings during the same period.  Total interest income in the fourth quarter of 2008 decreased by $568,000 or 5.5% when compared to the third quarter of 2008 largely due to declining yields earned on the loan and investment portfolios as well as highly liquid federal funds sold.  Interest income on loans decreased by $383,000 or 4.7% while interest income on investments decreased by $68,000 or 3.6% and interest income on federal funds sold decreased by $122,000 or 66.3%.  The overall decrease in interest income was partially offset by a $206,000 or 6.6% decrease in total interest expense.  Interest on deposit accounts decreased by $129,000 or 4.7%, interest on short-term borrowings decreased by $25,000 or 29.4%, and interest expense on long-term borrowings decreased by $52,000 or 18.9% in the fourth quarter of 2008 compared to the third quarter of 2008 all largely due to lower rates paid.

In addition to the increase in net interest income from the acquisitions of Traders and Citizens First banks, there was also an increase in net overhead costs.  Net overhead costs for the quarter ending December 31, 2008 totaled $3.867 million compared to $3.014 million in the fourth quarter of 2007 and $4.197 million in the third quarter of 2008.  The $853,000 increase when compared to the fourth quarter of 2007 is largely attributed to the $1.048 million of net overhead costs added from the inclusion of Traders and Citizens First banks in 2008.  These costs were partially offset by the restitution of $285,000 of loan collection costs by the former president of Farmers Deposit Bank, a Premier subsidiary.  When compared to the third quarter of 2008, net overhead costs in the fourth quarter of 2008 decreased by $330,000, largely due to the restitution. Other net overhead savings include lower staff costs, occupancy and equipment costs, taxes not on income, travel costs and an adjustment to core deposit amortization expense.  These savings more than offset an increase in professional fees and decreases in fee income such as service charges on deposit accounts, electronic banking income and secondary market mortgage income.

During the quarter ending December 31, 2008, Premier recorded a $106,000 provision for loan losses compared to a $25,000 provision for loan losses in the fourth quarter of 2007 and an $85,000 provision for loan losses in the third quarter of 2008.  The increase in the provision in the fourth quarter of 2008 was a result of an increase in the estimated credit risk in the loan portfolio.  The increased risk is largely associated with the declining confidence in short-term economic conditions and the related impact on borrowers repayment abilities.  Evidence of the increased credit risk includes higher levels of non-accrual loans and other real estate owned as a result of foreclosures.  Future provisions for loan losses, positive or negative, will depend on any future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  As a percent of total loans outstanding, the allowance for loan losses at December 31, 2008 decreased slightly to 1.83% compared to 1.87% at year-end 2007.

Total assets as of December 31, 2008 of $724 million were up $175 million or 31.8% from the $549 million of total assets at year-end 2007.  The significant increase in total assets is largely due to the $180 million of assets acquired via the purchase of Traders and Citizens First banks.  Otherwise total assets have declined by $5.4 million, largely due to a $3.2 million decrease in total deposits and repurchase agreements plus a $4.0 million decrease in other liabilities since year-end 2007.  The $5.4 million decrease in total assets has been primarily achieved via reductions in low yielding federal funds sold, down $27.0 million, and cash and due from banks, down $5.8 million.  These funds have been used to increase loans, up $22.9 million or 6.6% since year-end 2007 and $3.5 million during just the fourth quarter of 2008, and securities available-for-sale, up $6.8 million or 5.4% since year-end 2007 and $5.7 million during the fourth quarter of 2008.  Shareholders’ equity of $89.5 million equaled 12.4% of total assets at December 31, 2008 which compares to shareholders’ equity of $67.4 million or 12.3% of total assets at December 31, 2007.  The increase in shareholders’ equity was largely due to the $7.5 million of net income during 2008, net of dividend payments to shareholders, the capital issued to purchase Traders and Citizens First plus an increase in the net unrealized gain of the securities portfolio.  Premier invests in high quality debt securities of the U.S. Government or its agencies. While the combined market value of the investment portfolio may fluctuate above and below the cumulative purchase price, Premier fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending December 31, 2008

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Year Ended
	Dec 31	Dec 31	Dec 31	Dec 31
	2008	2007	2008	2007
Interest Income	$9,708	$8,690	$37,844	$34,752
Interest Expense	2,893	3,046	11,809	12,456
Net Interest Income	6,815	5,644	26,035	22,296
Provision for Loan Losses	106	25	147	(78)
Net Interest Income after Provision	6,709	5,619	25,888	22,374
Non-Interest Income	1,289	1,162	5,198	4,623
Securities Transactions	-	-	93	-
Non-Interest Expenses	5,156	4,176	19,863	16,408
Income Before Taxes	2,842	2,605	11,316	10,589
Income Taxes	940	869	3,780	3,470
NET INCOME	$1,902	$1,736	$7,536	$7,119

EARNINGS PER SHARE	$0.30	$0.33	$1.25	$1.36
DIVIDENDS PER SHARE	0.11	0.10	0.43	0.40

Charge-offs	$531	$122	$1,232	$758
Recoveries	127	95	832	672
Net charge-offs	404	27	400	86

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	December 31	December 31
	2008	2007
ASSETS
Cash and Due From Banks	$22,148	$22,365
Federal Funds Sold	15,899	32,035
Securities Available for Sale	175,741	124,242
Loans Held for Sale	1,193	1,891
Loans (net)	458,567	340,073
Other Real Estate Owned	1,056	174
Other Assets	19,696	12,659
Goodwill and Other Intangibles	29,692	15,816
TOTAL ASSETS	$723,992	$549,255

LIABILITIES & EQUITY
Deposits	$589,182	$449,033
Fed Funds/Repurchase Agreements	18,351	12,869
Short-term Borrowings	3,000	-
FHLB Advances	4,607	4,843
Other Borrowings	15,560	8,412
Other Liabilities	3,783	6,709
TOTAL LIABILITIES	634,483	481,866
Stockholders’ Equity	89,509	67,389
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$723,992	$549,255

TOTAL BOOK VALUE PER SHARE	$14.00	$12.87

Non-Accrual Loans	6,943	3,157
Loans 90 Days Past Due and Still Accruing	625	987